EXHIBIT 23.2

Consent of James H. Howdle, President
Full Circle International Oilfield Products Inc.

I hereby consent to the references to my name and my company, Full Circle International Oilfield Products Inc., in Amendment No. 1 to the Registration Statement on Form SB-2 (No. 333-144881) and related prospectus of Tekoil & Gas Corporation.

Clive Alberta, Canada      /s/ James H. Howdle
October 30, 2007